Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 6, 2003, relating to the financial statements and financial statement schedule of Kyocera Corporation and Consolidated Subsidiaries, which appears in Kyocera Corporation’s annual report on Form 20-F for the year ended March 31, 2003.

/s/    PricewaterhouseCoopers

PricewaterhouseCoopers

Osaka, Japan

September 26, 2003